Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Cadmus Communications Corporation of our report dated July 30, 2004, included in the 2004 Annual Report to Shareholders of Cadmus Communications Corporation.

Our audits also included the financial statement schedule of Cadmus Communications Corporation listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the following Registration Statements of our report dated July 30, 2004, with respect to the consolidated financial statements of Cadmus Communications Corporation, incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of Cadmus Communications Corporation, included in this Annual Report (Form 10-K) of Cadmus Communications Corporation, for the fiscal year ended June 30, 2004.

Registration Statement Number	Description
333-39185	Form S-8
033-50871	Form S-8
333-23099	Form S-8
033-56653	Form S-8
33-10214	Form S-8
33-87690	Form S-8
333-69183	Form S-8
333-69185	Form S-8
2-90742	Form S-8
033-62655	Form S-3
333-83121	Form S-4
333-84390	Form S-8
333-118509	Form S-4

/s/ Ernst & Young LLP

September 7, 2004

Richmond, VA